RETENTION AGREEMENT
This RETENTION AGREEMENT (this “Agreement”) is entered into as of this [] day of [], 2013, by and between ICU MEDICAL, INC., a Delaware corporation (the “Company”), and [], a key employee of the Company (the “Employee”).
RECITALS
WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of certain terminations of employment or a change in control of the Company exists and that the uncertainties raised by such a possibility may result in the distraction or even the premature departure of the Employee to the detriment of the Company and its stockholders. This Agreement is intended, therefore, to provide for an effective means of providing incentives to induce the retention of key employees.
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Employee without distraction from the possibility of certain terminations of employment or a change in control of the Company and related events and circumstances.
NOW, THEREFORE, as an inducement for and in consideration of the Employee remaining in its employ, the Company agrees that the Employee shall receive the severance benefits set forth in this Agreement in the event the Employee’s employment with the Company is terminated under the circumstances described below, including in connection with the occurrence of a Change in Control Date (as defined in Section I.B).
I.Key Definitions.
As used herein, the following terms shall have the following respective meanings:
A.“Change in Control” means
1.the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection I.A.1, the following acquisitions shall not constitute a Change in Control: (i) any acquisition from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with all of clauses (i), (ii) and (iii) of subsection 3 of this Section I.A; or
2.individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors then in office shall be deemed to be an Incumbent Director (except that this proviso shall not apply to any individual whose initial election as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or
3.the consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business

Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries)(such resulting or acquiring corporation is referred to as the “Acquiring Corporation”) in substantially the same proportions, relative to one another, as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding voting securities of such corporation (except to the extent that such ownership existed prior to the Business Combination) and (iii) a majority of the members of the board of directors of the Acquiring Corporation were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
4.approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.
B.“Change in Control Date” means the applicable date on which a Change in Control occurs if one or more Change in Control events occur during the Term (as defined in Section II).
C.“Cause” means:
1.the Employee’s intentional, willful and continuous failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Employee gives notice of termination for Good Reason), which failure is materially and demonstrably injurious to the Company, and which failure is not cured within 30 days after a written demand for substantial performance is received by the Employee from the Board which specifically identifies the manner in which the Board believes the Employee has not substantially performed the Employee’s duties; or
2.the Employee’s intentional and willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or is intended to result in substantial personal enrichment; or
3.the Employee’s conviction for a felony or the Employee’s plea of nolo contendere in connection with a felony indictment.
For purposes of this Section I.C, no act or failure to act by the Employee shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company.
D.“Good Reason” means the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (1) through (5) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section III.B.1) given by the Employee in respect thereof, such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom; provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Employee. In addition, notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance is applied by the Company to a group of similarly situated employees to Employee in order to accommodate changes to the national and/or global economic setting or to accommodate regulatory and/or statutory changes:
1.any significant diminution in the Employee’s duties, responsibilities or authority in effect immediately prior to the earliest to occur of (i) a Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for a Change in Control or (iii) the date of the adoption by the Board of a resolution providing for a Change in Control (with the earliest to occur of such dates referred to as the “Measurement Date”);
2.a material reduction in the Employee’s annual base salary as in effect on the Measurement Date or as the same may be increased from time to time;
3.the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or reasonable cash compensation in lieu thereof) has been made with respect to such plan or program, (ii) continue the Employee’s participation in a Benefit Plan (or in such substitute or alternative plan or make reasonable cash compensation in lieu thereof) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Employee in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;
4.a material change by the Company in the location at which the Employee performs the Employee’s principal duties for the Company to a new location that is either (i) outside a radius of [*] miles from the Employee’s principal residence immediately prior to the Measurement Date or (ii) more than [*] miles from the location at which the Employee performs his or her principal duties for the Company immediately prior to the Measurement Date, and which results in a material increase in the Employee’s daily commuting distance;
5.any material breach by the Company of any employment agreement with the Employee, including any intentional or commercially unreasonable failure of the Company to pay or provide to the Employee any portion of the Employee’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or the failure of the Company to obtain the agreement, in a form reasonably similar to this Agreement, of any successor to the Company to assume and agree to perform this Agreement, as required by Section VI.A.
The Employee’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness.
E.“Disability” means the Employee’s absence from the full-time performance of the Employee’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.
F.“Effective Date” means [].
II.Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of:
(a)    the expiration of the Term (as defined below) if (i) a Change in Control has not occurred during the Term or (ii) the only Change in Control event(s) during the Term have occurred prior to the 12-month period preceding the expiration of the Term and the Employee was still employed by the Company 12 months after the Change in Control Date(s), and the Employee’s employment with the Company was not terminated under the circumstances described in Section IV.A during the Term;

(b)    if a Change in Control has occurred within the 12-month period preceding the expiration of the Term, the date twelve (12) months following the Change in Control Date, if the Employee is still employed by the Company as of such later date; or
(c)    if a Change in Control has occurred at any time during the Term and the Employee’s employment with the Company is terminated for any reason by the Employee or by the Company within twelve (12) months following the Change in Control Date or if the Employee’s employment with the Company is terminated under the circumstances described in Section IV.A, then, respectively, fulfillment by the Company of all of its obligations, if any, under Section IV.B or IV.A.

“Term” shall mean the three-year period commencing as of the Effective Date and continuing in effect through the third anniversary of the Effective Date.
III.Employment Status; Termination Following Change in Control, and/or During the Term.
A.Not an Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee and that this Agreement does not prevent the Employee from terminating employment at any time. If the Employee’s employment with the Company terminates for any reason and subsequently a Change in Control occurs, the Employee shall not be entitled to any benefits hereunder, except as otherwise provided in this Agreement.
B.Termination of Employment.
1.Any termination of the Employee’s employment by the Company or by the Employee (other than due to the death of the Employee) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section VII. Any Notice of Termination during the Term shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for the Employee’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The date on which an employment termination becomes effective (the “Date of Termination”) shall be (A) the close of business on the date specified in the Notice of Termination (which date shall be 30 days after the date of delivery of such Notice of Termination), in the case of a termination other than due to the Employee’s death, or (B) the date of the Employee’s death in the case of a termination due to the Employee’s death, as the case may be.
2.The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, to assert any such fact or circumstance in enforcing the Employee’s or the Company’s right hereunder.
3.Any Notice of Termination for Cause given by the Company must be given within 60 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Employee shall be entitled to a hearing before the Board at which he or she may, at his or her election, be represented by counsel and at which he or she shall have a reasonable opportunity to be heard. Such hearing shall be held with not less than 15 days’ prior written notice to the Employee stating the Board’s intention to terminate the Employee for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.
4.Any Notice of Termination for Good Reason given by the Employee must be given within sixty (60) days of the occurrence of the event(s) or circumstance(s) which constitute Good Reason.

IV.Benefits to Employee.

A.Termination Without Cause or for Good Reason. If the Employee’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) during the Term of this Agreement other than during the period described in Section IV.B, the Employee shall be entitled to the following benefits, provided that the Employee signs and does not revoke a release of claims with the Company in a form acceptable to the Company (the “Release”) within the period required by the Release and in no event later than fifty-two (52) days following such termination, inclusive of any revocation period set forth in the Release:
1.Subject to Section VIII.J, the Company shall pay to the Employee in a lump sum in cash, on or after the date the Release becomes effective and within sixty (60) days after the Date of Termination, 12 months of the Employee’s annual base salary for the calendar year in which the Date of Termination occurs.
2.For 12 full calendar months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Employee (other than any benefits under the executive bonus plan, the Company 401(k) Savings Plan, the 2005 Long Term Retention Plan or the 2008 Performance-Based Incentive Plan) and the Employee’s family at least equal to those which would have been provided to them if the Employee’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Employee and his or her family, in effect generally at any time thereafter with respect to other peer employees of the Company; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive comparable life, medical, dental, health, and accident or disability insurance benefits under another employer-provided plan, on terms at least as favorable to the Employee and his or her family, then the benefits described in this clause (2) shall be reduced to the extent such other benefits are available to the Employee and his or her family; and provided further that the benefits set forth in this clause (2) are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”), as set forth in U.S. Treasury Regulation section 1.409A-1(b)(9), and shall be provided in a manner that complies with such intent.
3.To the extent not previously paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive following the Employee’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company (such other amounts and benefits shall be referred to as the “Other Benefits”).
B.Termination Without Cause or for Good Reason in connection with a Change in Control. If the Employee’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Employee for Good Reason, in each case during the Term of this Agreement and within 3 full calendar months prior to or 12 full calendar months following the Change in Control Date, then, instead of the benefits provided for in Section IV.A, the Employee shall be entitled to the following benefits, provided that the Employee signs and does not revoke the Release within the period required by the Release and in no event later than fifty-two (52) days following such termination, inclusive of any revocation period set forth in the Release:
1.Subject to Section VIII.J, the Company shall pay to the Employee in a lump sum in cash, on or after the date the Release becomes effective and within sixty (60) days after the Date of Termination, the aggregate of the sum of (A) 24 months of the Employee’s annual base salary for the calendar year in which the Date of Termination occurs and (B) the product of (x) the Employee’s total on target [semi-annual and annual bonuses] for the current fiscal year [(including any merit bonuses and any bonuses under the Company’s 2008 Performance-Based Incentive Plan)] (the “Target Bonus”), and (y) 2.0.
2.For 24 full calendar months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Employee (other than any benefits under the executive bonus plan, the Company 401(k) Savings Plan, the 2005 Long Term Retention Plan or the 2008 Performance-Based Incentive

Plan) and the Employee’s family at least equal to those which would have been provided to them if the Employee’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Employee and his or her family, in effect generally at any time thereafter with respect to other peer employees of the Company; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive comparable life, medical, dental, health, and accident or disability insurance benefits under another employer-provided plan, on terms at least as favorable to the Employee and his or her family, then the benefits described in this clause (b) shall be reduced to the extent such other benefits are available to the Employee and his or her family; and provided further that the benefits set forth in this clause (b) are intended to be exempt from Section 409A, as set forth in U.S. Treasury Regulation section 1.409A-1(b)(9), and shall be provided in a manner that complies with such intent.
3.To the extent not previously paid or provided, the Company shall timely pay or provide to the Employee the Other Benefits.
4. 100 percent of the then-unvested portion of each outstanding stock option or other equity award granted to the Employee pursuant to the Company’s Amended and Restated 1993 Stock Incentive Plan, the Company’s 2003 Stock Option Plan, or the Company’s 2011 Stock Incentive Plan, and each outstanding stock option or other equity award granted to the Employee after the Effective Date and prior to a Change in Control, [in each case other than performance-based restricted stock units, which performance-based restricted stock units shall be governed by their terms,] shall immediately vest upon the Date of Termination.
5.[Notwithstanding any provision of this Agreement, the Company’s 2011 Stock Incentive Plan or any other Company equity plan, (A) awards (“LTRP Awards”) that have been granted to the Employee under the Company’s 2005 Long Term Retention Plan (the “LTRP”) that have not been paid in accordance with the terms of the LTRP shall not be considered Target Bonus or benefits to be provided in accordance with Benefit Plans for purposes of determining amounts to be paid under this Section IV.B.1 and Section IV.B.2, respectively, and (B) LTRP Awards are Other Benefits that will be paid or not paid, as the case may be, in accordance with the terms of the LTRP.]
C.Resignation without Good Reason, Termination for Cause, or Termination for Death or Disability Following a Change in Control. If the Employee voluntarily terminates his or her employment with the Company, excluding a termination for Good Reason, or the Employee’s employment with the Company is terminated by the Company for Cause, or by reason of the Employee’s death or Disability, then the Company shall timely pay or provide to the Employee the Other Benefits earned before the Date of Termination.
D.Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in this Section IV by seeking other employment or otherwise. Further, except as provided in Section IV.A.2 or Section IV.B.2, the amount of any payment or benefits provided for in this Section IV shall not be reduced by any compensation earned by the Employee as a result of employment by another employer, by retirement benefits, by disability or death benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise.
E.Limitation on Payments. In the event that any of the payments or benefits provided for in this Agreement or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section IV.E, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s payments or benefits under this Agreement or otherwise will be either:
(A)    delivered in full, or
(B)    delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Employee on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section IV.E will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control Date (the “Accountants”), whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section IV.E, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section IV.E. The Company will bear all fees and costs payable to the Accountants in connection with any calculations contemplated by this Section IV.E. Any reduction in payments and/or benefits required by this Section IV.E shall occur in the following order: (1) reduction of cash payments, (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to the Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the equity awards.
V.Disputes.
A.Settlement of Disputes; Arbitration. All claims by the Employee for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orange County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
B.Expenses. The prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. For purposes of this Section V.B, the term “prevailing party” includes a party who agrees to dismiss an action or proceeding upon the other’s payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.
VI.Successors; Binding Agreement.
A.Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Employee elects to terminate employment (and such termination shall be deemed to have occurred after a Change in Control), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement, by operation of law or otherwise.
B.Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee or his or her family hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.
VII.Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company at 951 Calle Amanecer, San Clemente, CA 92673, and to the Employee at the home address most recently provided by the Employee to the Company (or to such other address as either the Company or the Employee may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered, whether or not actually received, five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it is actually is received by the party for whom it is intended.
VIII.Miscellaneous.
A.Employment by Subsidiary. For purposes of this Agreement, the Employee’s employment with the Company shall not be deemed to have terminated solely as a result of the Employee continuing to be employed by a wholly-owned subsidiary or other affiliate of the Company.
B.Severability. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed automatically adjusted to conform to the requirements for validity or enforceability as declared at such time while maintaining the original intent of the provision to the greatest extent possible and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. If the provision invalidated or deemed unenforceable is of such a nature that it cannot be so adjusted, the provision shall be deleted from this Agreement as though it had never been included therein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
C.Injunctive Relief. The Company and the Employee agree that any breach of this Agreement by the Company or the Employee is likely to cause the Employee or the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employee or the Company shall have the right to seek specific performance and injunctive relief.
D.Governing Law. The validity, interpretation, construction, enforceability and performance of this Agreement shall be governed by the internal law of the State of California.
E.Waivers. No waiver by the Employee at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
F.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.
G.Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
H.Entire Agreement. Except as provided in the Employee’s stock option agreements and employment agreement, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including, for the avoidance of doubt, the Retention Agreement entered into as of [], 20[], by the Employee and the Company (the “Prior Retention Agreement”); and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, including, for the avoidance of doubt, the Prior Retention Agreement. Nothing contained in this Agreement shall limit the Employee’s or the Company’s rights, obligations and benefits under the Employee’s stock option agreement.
I.Amendments. The Employee and the Company may, by mutual agreement, amend or modify this Agreement, provided, however, that any such amendment or modification shall only be effected by a written instrument executed by both the Company and the Employee.
J.Section 409A Compliance. This Agreement is intended to comply with Section 409A (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. The severance payments set forth in this Agreement are intended to fit within the “short-term deferral exception” to Section 409A, and shall at all times be interpreted and administered in furtherance of this intent. In addition, the continuation benefits provided for in Section IV.A.2 and Section IV.B.2 herein are intended to fit within the exception to Section 409A set forth in U.S. Treasury Regulations section 1.409A-1(b)(9), and shall at all times be interpreted and administered in furtherance of this intent. Notwithstanding anything to the contrary in this Agreement, (A) no severance benefits payable to the Employee under this Agreement that are considered deferred compensation under Section 409A, if any (“Deferred Compensation Separation Benefits”), will be considered due or payable until the Employee has a “separation from service” within the meaning of Section 409A, (B) any Deferred Compensation Separation Benefits, if any, shall be paid to the Employee in a lump sum in cash on the sixtieth (60th) day after the Date of Termination, subject to the other terms and conditions of this Agreement, and (C) this Agreement shall be subject to the Company’s Umbrella Internal Revenue Code Section 409A Policy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the day and year first set forth above.
COMPANY:

ICU MEDICAL, INC.

By:__________________
Title: President and CEO

EMPLOYEE:

_________________________